EXHIBIT 99.1

PRESS RELEASE

BREA, Calif. (June 23, 2005) – Veterinary Pet Services, Inc. (VPSI), the parent company of Veterinary Pet Insurance/DVM Insurance Agency (VPI), named Dennis P. Drent to the position of president and CEO. In his new role, Drent will be responsible for developing and implementing the strategic initiatives of VPSI to support growth, profitability, and financial and operational processes. He will also serve as a member of the VPSI Board of Directors.

With 25 years of financial and audit management and leadership experience, Drent most recently served as senior vice president of Internal Audits for Nationwide, a diversified insurance and financial services company based in Columbus, Ohio.

Previously, Drent worked and served as partner in the internal audit outsourcing practice group at Ernst & Young, and prior to that held several management positions at TIG Holdings, Inc., including chief audit executive and commercial lines controller. He holds a master’s in business administration and a bachelor’s degree in biochemistry from the University of Illinois at Urbana-Champaign. Drent is a Certified Public Accountant and member of the Institute of Internal Auditors.

“Dennis has the ideal blend of technical skill and strategic abilities to lead VPSI,” said Max Williamson, VPSI Chairman of the Board. “His financial planning and tactical execution skill set is key to overseeing a leading insurance company like VPI. In addition, his educational background in science makes him invaluable in terms of connecting with the veterinary community.”

“I look forward to the nation’s undisputed leading pet insurer,” said Drent. “I plan to embrace and guide the organization to benefit our shareholders, policyholders and the veterinary community.”

Drent's solid background in the property and casualty (P&C) marketplace also includes posts as director of corporate financial planning and corporate assistant controller for Transamerica Insurance Group, a former $2 billion P&C insurance subsidiary of Transamerica Corporation.

James Carney, serving as acting CEO for nearly a year, will return to his role as underwriting East Region vice president for Scottsdale Insurance Company.

About Veterinary Pet Insurance

Veterinary Pet Insurance is the nation’s oldest and largest health insurance provider for pets. Selling policies since 1982, the company is committed to making the miracles of veterinary medicine affordable for all pet owners. VPI Pet Insurance plans cover dogs, cats, birds and exotic pets for medical problems and conditions relating to accidents, illnesses and injuries. Optional Vaccination & Routine Care Coverage is also available.

Policies are available in all 50 states and the District of Columbia. Policies are underwritten by Veterinary Pet Insurance Company in California and in all other states by Madison, Wisconsin - based National Casualty Company, an A+XV A.M.Best rated company, and a subsidiary of Nationwide Mutual Insurance Company. For more information about VPI Pet Insurance policies, call 800-USA-PETS (800-872-7387) or visit www.petinsurance.com.